EXHIBIT 10.6

                                LogiMetrics, Inc.
                                50 Orville Drive
                             Bohemia, New York 11716



                                February 16, 2000



North Fork Bank
275 Broad Hollow Road
Melville, New York 11747

          Attention: Joseph Walsh Senior Vice President

Dear Joe:

          Reference is hereby made to the (i) $1,930,000 Reduced and Extended Revolving Credit Note, dated as of September 1, 1999 (the "Revolver"), made by LogiMetrics, Inc. (the "Company") and mmTech, Inc. in favor of North Fork Bank (the "Bank"), (ii) Modified General Security Agreement, dated April 30, 1998, made by the Company in favor of the Bank, (iii) General Security Agreement, dated April 30, 1998, made by mmTech, Inc. in favor of the Bank, (iv) Blocked Account Agreement, dated April 25, 1997, between the Company and the Bank, and
(v) Recognition and Limited Forbearance Agreement, dated as of September 1, 1999 made by and among the Company, mmTech, Inc. and the Bank (collectively, the "Bank Documents").

          As we have previously discussed, the Company has been negotiating the terms and conditions of a proposed transaction pursuant to which the Company intends to enter into a letter of intent (the "Letter of Intent") with Signal Technology Corporation ("Signal") pursuant to which Signal intends to acquire the Company in a tax-free merger (the "Merger"). In connection with the execution of the Letter of Intent, Signal has agreed to loan to the Company up to $2,000,000 pursuant to the terms of a proposed loan agreement (the "Loan Agreement") and a Negotiable Secured Senior Subordinated Promissory Note (the "Note"). Under the terms of the Loan Agreement, certain existing creditors of the Company would also advance up to $1,000,000 to the Company and mmTech ($610,000 of which has been advanced since December 2, 1999) (the "Legacy Loans"). The obligations of the Company and mmTech under the Loan Agreement and the Legacy Loans would be secured by a security interest in all of the assets of the Company and the subsidiaries that would rank junior to the Bank's security interests and senior to the other indebtedness of the Company and mmTech. In addition, the Company proposes to enter into a Management Agreement with Signal (the "Management Agreement"), pursuant to which Signal would agree to manage the Company's current business located in Bohemia, New York (the "New York Business"). Pursuant to the Management Agreement, Signal would relocate all of the assets of the New York Business, (excluding real estate and fixtures) and consisting entirely of those assets listed on Exhibit A (the "New York Assets"), to Signal's existing facility in Florida. Pursuant to the Loan Agreement and the Management Agreement, Signal also would have the right to acquire the New York Business on the terms and conditions set forth therein. Under the Management Agreement, Signal also would pay the Company's ongoing debt service obligations to the Bank during the period that Signal was operating the New York Business. The transactions described above are hereinafter referred to as the "Signal Transactions". In order to consummate the Signal Transactions, the Bank would be required, among other things, to release its security interest in the New York Assets upon the written notification by Signal that it is taking legal title to those assets.

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          By executing this letter in the space provided below,  the Bank hereby irrevocably consents to the consummation of the Merger and the other Signal Transactions, including, without limitation, the grant of any subordinate security interest securing the Legacy Loans and the Note and the relocation of the assets of the New York Business to Signal's facility in Florida. Further,
the  Bank  hereby  (i)  subordinates   its  security   interest  in  the  assets
constituting the New York Assets to the security interest of Signal (ii) upon written notification by Signal that it is taking legal title to the assets constituting the New York Assets, shall promptly release without any additional consideration its security interest in those assets upon confirmation that Signal has advanced the full $2,000,000 under the Loan Agreement, (iii) agrees to execute such documents or instruments as Signal may reasonably require to effect the release of such security interest, (iv) agrees to the priority of security interests in the New York Assets described above, and (v) irrevocably waives any defaults under the Bank Documents, whether existing on the date hereof or arising in connection with the Signal Transactions.

          Finally, the Bank would agree to modify and extend the maturity date of the Revolver from December 31, 1999 to June 30, 2000, all such consents, agreements, waivers and modifications subject to the satisfaction of the conditions set forth below:

               (i) the Company must have received no less than $1,660,000 in additional subordinated financing (including amounts advanced by the Company's existing investors since December 2, 1999);

               (ii) the  modification and extension will be evidenced in part by the execution of a further modified and extended note;

               (iii)the amount  available under the Revolver shall be reduced to
                    $1,785,576 and no additional advances will be made; and

               (iv) all past due interest ($72,793.41 a/o 2/15/00), a waiver fee in the amount of $10,000, and Bank attorney fees (not to exceed $10,000) shall be paid in full.

               (v)  the Company agrees to pay a $10,000 exit fee at maturity;

               (vi) the Company  extends the expiration  date of the warrants to
                    6/30/00 and prior to the modification and extension the Company shall provide the Bank with an opinion of counsel confirming the validity an enforceability of said warrants.

All other terms and conditions of the Revolver shall remain the same, except that paragraph (h) as set forth in the Affirmative Covenant section and paragraphs (a), (b) and (c) as set forth in the Financial Statements section relating to certain financial covenants and reporting requirements, respectively, required of the Company by the Bank are hereby deleted.

          This consent shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law. It may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute a single agreement.

                                           Very truly yours,

                                           LOGIMETRICS, INC.


                                           By:  /s/Norman M. Phipps
                                                ________________________________
                                                Name:  Norman M. Phipps
                                                Title: President and Chief
                                                       Operating Officer

CONSENTED AND AGREED TO:

NORTH FORK BANK


By:  /s/Joseph Walsh
     ____________________________
     Name:  Joseph Walsh
     Title: Senior Vice President

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                                    EXHIBIT A


Logimetrics, Inc.
New York Business


Accounts receivable, Net
Inventory
Prepaid and other current assets
Property, plant and equipment
Security deposits
         Total Assets


The New York Assets as defined herein do not include or relate to the conduct of the business of mmTech, Inc.